UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM  8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  January 25, 2008

World Energy Solutions, Inc.

(Exact name of Small Business Issuer in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

000-25097

(Commission File Number)

65-0783722

(IRS Employer Identification No.)

3900A 31st Street N., St. Petersburg, Florida   33714

(Address of Principal Executive Offices and Zip Code)

(727) 525-5552

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act

(17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act

(17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement to medications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Section 5 – Corporate Governance and Management

Item 5.02 Appointment of Certain Officers.

World Energy Solutions, Inc. (the “Company”) (OTC BB:WEGY.OB), a company focused on energy conservation technologies and environmental sustainability, announced today the appointment of Peter W. James as the Chief Operating Officer (“COO”) of the Company, effective immediately.

Peter James is currently on the Board of Directors of World Energy Solutions, first appointed in October, 2006 and has handled the marketing of the major energy efficiency projects now under development.  As COO, James will be responsible for the sales and marketing of all current product ranges.  In doing this he will develop and implement a marketing plan to ensure the operating profitability in domestic and overseas sectors. Mr. James will also be in charge of attaining manufacturing licenses of new commercially-ready products which have been researched and developed internally.  In addition to leading World Energy’s marketing and sales efforts, Mr. James will be responsible for the re-organization of the Company and its corporate governance as the Company continues to grow.

Mr. James has a successful background in international marketing and in selling to the federal, state and municipal governments in the USA.  He is a UK qualified CPA and a commercial lawyer with wide experience in dealing with European and Asian markets.   He is member of the Spectrum Group, a Washington DC based defense lobbyist consortium, and has relevant trading links in the European Community for energy-efficient products and services.  He is a former President of the Cardiff Chamber of Commerce (UK), which was the first City to twin with a Chinese City in 1986. Additionally, he is a former senior officer of the Royal Navy Reserve and formerly Secretary General of CIOR, the NATO agency responsible for its c. 8,000,000 Reserve Forces.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD ENERGY SOLUTIONS, INC.

By:

/s/:  Benjamin C. Croxton

Benjamin C. Croxton, Chief Executive Officer

DATED:  January 25, 2008.

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